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                                                                    Exhibit 23.1












CONSENT OF KPMG LLP


The Board of Directors
AccuMed International, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-28125, 333-07681, 333-04715 and 333-56393) and on Form S-8 (No.
333-11219) of AccuMed International, Inc. of our reports dated March 29, 2000 relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of AccuMed International, Inc.


/s/  KPMG LLP
Chicago, IL
April 12, 2000